Exhibit 99.1

Chet -

I have been of the Board of Directors since 2004 and it has been a great experience for me. Two years ago I retired from public accounting after forty-seven years, that being said, it is also time for me to retire from the Board. You have a great bank and great people to work with. My last day on the Board will be March 27, 2017.

Sincerely,